Exhibit 99.1

News

Contact: Cathy Maloney, VP Investor Relations, 508-651-6650, cmaloney@bjs.com

FOR IMMEDIATE RELEASE

BJ’S WHOLESALE CLUB ANNOUNCES FIRST QUARTER RESULTS

NATICK, MA—May 22, 2007—BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the first quarter of 2007 of $13.7 million, or $.21 per diluted share. These results included income of $0.6 million post-tax, or $.01 per diluted share, from the sale of pharmacy-related assets. For the first quarter of 2006, the Company reported net income of $15.4 million, or $0.23 per diluted share. Results for the first quarter of 2006 included income of $2.1 million post-tax, or $0.03 per diluted share, for House2Home bankruptcy recoveries and an operating loss of $1.3 million post-tax, or $0.02 per diluted share, related to the ProFoods loss within discontinued operations.

Net sales for the first quarter of 2007 rose by 7.5% to $2.0 billion from $1.9 billion for the first quarter of 2006. Comparable club sales for the first quarter of 2007 increased by 2.3%, including a contribution from gasoline sales of 1.4% and a negative impact of 0.4% from the absence of pharmacy sales versus last year. For the first quarter of 2006, the Company reported a comparable club sales increase of 2.0%, including a contribution from sales of gasoline of 1.4%.

During the first quarter, the Company purchased 500,000 shares of BJ’s common stock at an average cost of $33.91 per share, or approximately $17 million, leaving approximately $37 million remaining under the current authorization.

Conference Call Information for First Quarter Financial Results

As previously announced, at 8:30 a.m. Eastern Time today, BJ’s management plans to hold a conference call to review first quarter results and to discuss its outlook for the remainder of 2007. To access the webcast, visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 173 BJ’s Wholesale Clubs in 16 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

– See Attached Financial Tables –

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	May 5, 2007	April 29, 2006
Net sales	$2,011,139	$1,869,962
Membership fees and other	46,872	42,461

Total revenues	2,058,011	1,912,423

Cost of sales, including buying and occupancy costs	1,870,409	1,728,227
Selling, general and administrative expenses	163,155	159,817
Preopening expenses	1,294	1,275

Operating income	23,153	23,104
Interest income, net	245	1,076
Gain on contingent lease obligations	—	3,119

Income from continuing operations before income taxes	23,398	27,299
Provision for income taxes	9,593	10,466

Income from continuing operations	13,805	16,833
Loss from discontinued operations, net of income tax benefit	(151)	(1,417)

Net income	$13,654	$15,416

Basic earnings per common share:
Income from continuing operations	$0.21	$0.25
Loss from discontinued operations	—	(0.02)

Net income	$0.21	$0.23

Diluted earnings per common share:
Income from continuing operations	$0.21	$0.25
Loss from discontinued operations	—	(0.02)

Net income	$0.21	$0.23

Number of common shares for earnings per share computations:
Basic	64,468,254	67,214,677
Diluted	65,524,573	68,097,030

Clubs in operation—end of period	173	165

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	May 5, 2007	April 29, 2006
ASSETS
Current assets:
Cash and cash equivalents	$83,965	$115,866
Accounts receivable	97,423	93,343
Merchandise inventories	840,341	857,133
Current deferred income taxes	34,211	25,234
Prepaid expenses	26,773	24,435

Total current assets	1,082,713	1,116,011
Property, net of depreciation	892,778	849,604
Other assets	22,801	23,332

TOTAL ASSETS	$1,998,292	$1,988,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$502	$468
Accounts payable	556,897	580,263
Closed store lease obligations	4,359	699
Accrued expenses and other current liabilities	283,071	270,246

Total current liabilities	844,829	851,676
Long-term debt, less portion due within one year	2,115	2,616
Noncurrent closed store lease obligations	13,975	8,172
Other noncurrent liabilities	101,840	78,624
Deferred income taxes	908	22,940
Stockholders’ equity	1,034,625	1,024,919

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,998,292	$1,988,947

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirteen Weeks Ended
	May 5, 2007	April 29, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13,654	$15,416
Provision for closing costs	255	122
Depreciation and amortization	26,523	26,666
Share-based compensation expense	4,795	4,044
Deferred income taxes	(1,303)	(2,121)
Decrease (increase) in merchandise inventories, net
of accounts payable	29,238	(30,917)
Decrease in closed store lease obligations	(877)	(205)
Other	(12,716)	2,872

Net cash provided by operating activities	59,569	15,877

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(32,723)	(50,990)
Property disposals	50	7
Purchase of marketable securities	(608)	—
Sale of marketable securities	727	—

Net cash used in investing activities	(32,554)	(50,983)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	830	1,122
Purchase of treasury stock	(16,957)	(20,134)
Proceeds from issuance of common stock	17,319	7,933
Repayment of long-term debt	(119)	(113)

Net cash provided by (used in) financing activities	1,073	(11,192)

Net increase (decrease) in cash and cash equivalents	$28,088	$(46,298)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In the first quarter ended May 5, 2007, the Company implemented FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48).” The implementation of FIN 48 required us to make a charge to stockholders’ equity of $6.2 million as of the beginning of this year’s first quarter.

2.	During last year's fourth quarter, the Company closed its two ProFoods Restaurant Supply locations. The statement of income for the thirteen weeks ended April 29, 2006 has been reclassified to include ProFoods' operating results within discontinued operations.

3.	During last year’s first quarter, the Company received pretax recoveries of House2Home bankruptcy claims of $3.1 million, which were included in gain on contingent lease obligations. On a post-tax basis, these gains were $2.1 million, or $.03 per diluted share.

4.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.